Exhibit 10.8
LYELL IMMUNOPHARMA, INC.
OFFICER SEVERANCE PLAN
(As Amended and Restated February 11, 2022)
The Lyell Immunopharma, Inc. Officer Severance Plan was established as of the Effective Date and is amended and restated effective as of February 11, 2022. The purpose of the Plan is to provide severance and/or accelerated vesting benefits to certain eligible employees of Lyell Immunopharma, Inc. who incur a Qualifying Termination as described herein. Except with respect to individually negotiated employment contracts or agreements with the Company providing severance benefits that an Eligible Employee has not agreed to forgo, this Plan supersedes any severance plan, policy or practice with respect to Qualifying Terminations, whether formal or informal, written or unwritten, previously announced or maintained by the Company. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
Section 1.DEFINITIONS. As hereinafter used:
1.1“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
1.2“Benefits Schedule” has the meaning set forth in 2.3.
1.3“Board” means the Board of Directors of the Company.
1.4“Cause” means, with respect to any Eligible Employee, (i) “Cause” as defined in the applicable Employment Agreement between the Eligible Employee and the Company; or (ii) in the absence of any definition of “Cause” contained in such Employment Agreement, (a) the Eligible Employee is indicted for, convicted of, or pleads guilty or nolo contendre to, a felony or crime involving moral turpitude; (b) the Eligible Employee engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Eligible Employee’s duties under the Eligible Employee’s Employment Agreement, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to the Eligible Employee specifying such conduct; (c) the Eligible Employee has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to the Eligible Employee; (d) the Eligible Employee’s material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or (e) the Eligible Employee’s act of fraud or dishonesty in the performance of the Eligible Employee’s job duties.
1.5“Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent (50%) of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply

(if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).
1.6“Change in Control Protection Period” means the period beginning on the date that is three (3) months prior to the effective date of a Change in Control and ending on the date that is the one (1)-year anniversary of the effective date of such Change in Control.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.8“COBRA Payment Period” has the meaning set forth in 2.4.
1.9“Code” means the Internal Revenue Code of 1986, as amended.
1.10“Committee” means the Compensation Committee of the Board, or a delegate thereof, which in each case is also referred to under the Plan as the “Plan Administrator”.
1.11“Company” means Lyell Immunopharma, Inc., a Delaware corporation, and any successors thereto.
1.12“Disability” means, with respect to an Eligible Employee, such Eligible Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.
1.13“Effective Date” means July 29, 2019.
1.14“Eligible Employee” means an employee of the Company who holds the title of VP or above and (i) is designated by the Plan Administrator, in its sole discretion, to be eligible for severance benefits under the Plan, and (ii) if applicable, agrees to forgo severance benefits provided under an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits. The Plan Administrator shall make the determination of whether an employee is an Eligible Employee, and such determination shall be binding and conclusive on all persons. The Plan Administrator shall maintain a current schedule of Eligible Employees with the General Counsel of the Company or such other Company officer as may be designated by the Plan Administrator. Temporary employees and independent contractors are not eligible to participate in the Plan.
1.15“Employment Agreement” means an agreement entered into between the Company and an individual with respect to their employment with the Company that is expressly titled an “Employment Agreement,” as such agreement may be amended or restated from time to time.
1.16“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.17“Good Reason” means that the Eligible Employee, without the Eligible Employee’s express, written consent, (a) has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to the Eligible Employee’s authority, title, duties or responsibilities immediately prior to the Change in Control); (b) has suffered a material breach of the Eligible Employee’s Employment Agreement (if any) by the Company or a successor employer; (c) has been required to relocate or travel more than fifty (50) miles from the Eligible Employee’s then current place of employment in order to continue to perform the duties and responsibilities of the Eligible Employee’s position (not including customary travel as may be required by the nature of the Eligible Employee’s position); or (d) has been directed by the Board to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company. Termination of employment by the Eligible Employee will not be for Good Reason unless (1) the Eligible Employee notifies the Company in writing within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) the Eligible Employee actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If the Eligible Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then the Eligible Employee’s termination will not be considered to be for Good Reason.
1.18“Parachute Amount” has the meaning set forth in Section 2.7.
1.19“Plan” means the Lyell Immunopharma, Inc. Officer Severance Plan, as set forth herein, as it may be amended from time to time.
1.20“Plan Administrator” has the meaning set forth in Section 1.8.
1.21“Reduced Amount” has the meaning set forth in Section 2.7.
1.22“Release Effective Date” has the meaning set forth in Section 2.8.
1.23“Section 409A” has the meaning set forth in Section 2.9.
1.24“Qualifying Termination” means (a) the termination of an Eligible Employee’s employment by the Company without Cause and other than due to the Eligible Employee’s death or Disability, or (b) a resignation by the Eligible Employee for Good Reason. The transfer of an Eligible Employee’s employment following a Change of Control from the entity resulting from the Change in Control to an Affiliate thereof shall not, in and of itself, constitute a Qualifying Termination.
1.25“Release” has the meaning set forth in 2.8.
1.26“Severance Pay” has the meaning set forth in 2.3.
1.27“Severance Period” has the meaning set forth in 2.3.
1.28“Special Severance Payment” has the meaning set forth in 2.4.
1.29“Termination Date” means the date on which an Eligible Employee incurs a Qualifying Termination.
1.30“Tier I Employee” means any Eligible Employee who prior to the Termination Date or a Change in Control was identified by the Company as a CEO Report or C-Suite executive, except for the CEO (who, for the avoidance of doubt, is excluded from this Plan).
1.31“Tier II Employee” means any Eligible Employee who prior to a Change in Control was identified by the Company as an SVP or otherwise designated as a Tier II Employee by the CEO or President.

1.32“Tier III Employee” means any Eligible Employee who prior to a Change in Control was identified by the Company as a VP.
Section 2.SEVERANCE BENEFITS.
2.1Generally. Subject to the terms of the Plan (including, without limitation, Sections 2.6, 2.8 and 2.9 below), each Eligible Employee shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Employee incurs a Qualifying Termination and complies with the applicable requirements of the Plan.
2.2Notice. Any Qualifying Termination effected by the Company following the Effective Date shall require ten (10) business days’ prior written notice; provided, however, that the Company may, in its sole discretion, pay the Eligible Employee in lieu of all or part of such notice period.
2.3Severance Pay. The Company shall provide “Severance Pay” to each Eligible Employee who incurs a Qualifying Termination equal to the applicable amount listed in such Eligible Employee’s applicable tier level in the Schedule of Severance Benefits as attached hereto as Schedule A (the “Benefits Schedule”). Severance Pay shall be paid in approximately equal installments in accordance with the Company’s regular payroll practices over the applicable “Severance Period” indicated in the Benefits Schedule, provided that severance payments shall commence to be paid on the first regular payroll date of the Company that occurs after the Release Effective Date (as defined below), and the first payment thereof shall include a catch-up payment to cover amounts retroactive to the day immediately following the Termination Date, with the balance of the payments paid thereafter on the schedule described above. Notwithstanding the foregoing, any guaranteed bonus or discretionary bonus that the Company had determined to pay the Eligible Employee but which had not yet been paid as of the date of the Eligible Employee’s Qualifying Termination shall be paid in a lump sum on the next regularly scheduled payroll date following the date on which such Eligible Employee was terminated.
2.4Benefits Continuation.
(a)If an Eligible Employee incurs a Qualifying Termination, and is eligible for and timely elects group health plan continuation coverage under COBRA, upon the Eligible Employee’s submission to the Company of evidence of the Eligible Employee’s and the Eligible Employee’s dependents, if applicable, enrollment in COBRA, the Company will pay a portion of the Eligible Employee’s premiums for the Eligible Employee and the Eligible Employee’s dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, until the earliest of: (A) the expiration of the Eligible Employee’s applicable Severance Period as set forth in the Benefits Schedule, (B) the date on which the Eligible Employee and the Eligible Employee’s eligible dependents, if applicable, become covered by the group health plan of a subsequent employer and (C) the expiration of the Eligible Employee’s eligibility for continuation coverage under COBRA (the earliest of clauses (A), (B), and (C), the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Eligible Employee and in effect at the time of the Qualifying Termination. The period of continued benefits under this paragraph shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.
(b)Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits above without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section

2716 of the Public Health Service Act), then in lieu thereof, the Company will pay the Eligible Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly portion of the premium cost for group medical, vision and dental coverage as was borne by the Company under the level of coverage selected by the Eligible Employee and in effect at the time of the Qualifying Termination, subject to applicable tax withholding (such amount, the “Special Severance Payment”), provided that any Special Severance Payments that otherwise would be payable prior to, or on, the Release Effective Date shall be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the Release Effective Date, and any remaining Special Severance Payments will be paid in accordance with the schedule described above. Any Special Severance Payments will be made regardless of whether the Eligible Employee elects COBRA continuation coverage.
2.5Vesting Acceleration. In the event of a Qualifying Termination during the Change in Control Protection Period, the Eligible Employee shall receive accelerated vesting with respect to the percentage of shares as set forth in the Eligible Employee’s applicable tier level in the Benefits Schedule (“Vesting Acceleration”) subject to each of such Eligible Employee’s then-outstanding and unvested equity awards which would otherwise become vested solely on the passage of time and such Eligible Employee’s continued service to the Company (which, for the avoidance of doubt will not include any such Company equity awards that would otherwise become vested in whole or in part based on the attainment of performance conditions or targets, which awards will be subject to the terms of their underlying award agreements). For the avoidance of doubt, termination or forfeiture of the unvested portion of any of an Eligible Employee’s equity awards due to termination of employment will be tolled to the extent necessary to implement this Section but not beyond the expiration date, if applicable, of the applicable equity award.
2.6Non-Duplication of Benefits.
(a)The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. If the Company or any Affiliate is obligated by law or by contract to provide severance pay or change in control benefits to an Eligible Employee, then the Eligible Employee may be required to waive, upon the Company’s request, any amounts payable pursuant to such legal or contractual obligation as a condition of receiving benefits under the Plan.
(b)An Eligible Employee shall not be entitled to receive severance benefits under both Sections 1 and 2 of the Benefits Schedule. For clarity, if (a) the Eligible Employee’s Qualifying Termination occurs prior to a Change in Control and therefore qualifies the Eligible Employee for severance benefits under Section 1 of the Benefits Schedule and (b) a Change in Control occurs within the 3-month period following the Eligible Employee’s Qualifying Termination and therefore qualifies the Eligible Employee for superior severance benefits under Section 2 of the Benefits Schedule, then (i) the Eligible Employee will cease receiving any further payments or benefits under Section 1 of the Benefits Schedule and (ii) the severance benefits otherwise payable under Section 2 of the Benefits Schedule each will be offset by the corresponding payments or benefits the Eligible Employee already received under Section 1 of the Benefits Schedule in connection with the Eligible Employee’s Qualifying Termination.
2.7Impact of Section 4999 Excise Tax: Maximum After-Tax Benefit Following a Change of Control. Except to the extent that a more favorable treatment is provided to an Eligible Employee by the Company in writing, in the event that part or all of the consideration, compensation or benefits to be paid to an Eligible Employee under this Plan or any other plan, arrangement or agreement applicable to such Eligible Employee, constitutes “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to such Eligible Employee or for such Eligible Employee’s benefit shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that such Eligible Employee would be entitled to retain upon receipt of the Reduced Amount. All determinations with respect to the Parachute Amount shall be made by a nationally recognized certified public accounting firm or other firm that is retained and paid by the Company for such purpose prior to the Change in Control, which firm shall not, without such Eligible Employee’s consent, be changed following the Change in Control. Such determinations shall be binding upon the Company and shall be made promptly following the Change in Control and as appropriate thereafter, in order to permit payment in accordance with the provisions of this Plan.
2.8Release. Notwithstanding anything contained herein to the contrary, no Eligible Employee who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan unless he or she first executes a release in favor of the Company in substantially the same form attached hereto as Annex A (the “Release”) and the Release becomes effective and irrevocable within sixty (60) days following the Eligible Employee’s Termination Date (such date the Release becomes effective and irrevocable, the “Release Effective Date”). If the Release does not become effective and irrevocable within the applicable period above, the Eligible Employee will forfeit any right to receive any severance benefits under the Plan.
2.9Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employees to taxation under Section 409A of the Code and the regulations thereunder (“Section 409A”) and, accordingly, this Plan shall be interpreted and administered to be either exempt from or in compliance therewith. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate and distinct payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if an Eligible Employee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Eligible Employee’s Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Eligible Employee dies during such six-month period, within 90 days after the Eligible Employee’s death). Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Eligible Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Qualifying Termination occurs at a time during the calendar year when the Release Effective Date could occur in the calendar year following the calendar year in which the Eligible Employee’s Qualifying Termination occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the first day of that following calendar year for purposes of determining the timing of provision of any such payments or other benefits under the Plan. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan that is considered deferred compensation. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Eligible Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
Section 3.PLAN ADMINISTRATION.
3.1The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
3.2The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
3.3The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
3.4The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
3.5Any decision made or other action taken by the Plan Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Plan Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Plan Administrator with respect to the Plan, and any interpretation by the Plan Administrator of any term or condition of the Plan, or any related document that (a) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious, or (b) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith.
Section 4.PLAN MODIFICATION OR TERMINATION.
The Plan may be terminated or amended by the Committee at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual; provided, however, that the Plan may not be terminated or amended during the Change in Control Protection Period or in respect of a Qualifying Termination that occurred prior to the amendment or termination of the Plan.
Section 5.CLAIMS PROTECTION PROCEDURES.
Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Plan Administrator within 90 days of the earlier of (a) the date the claimant learned the amount of their severance benefits under the Plan, or (b) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Plan Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Plan Administrator has delegated the claims review responsibility to the Company’s General Counsel or such other individual designated by the Plan Administrator, except in the case of a claim filed by or on behalf of the Company’s General Counsel or such other individual designated by the Plan Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.
Section 6.APPEAL PROCEDURE.
If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Plan Administrator has delegated the appeals review responsibility to the Company’s General Counsel, except in the case of an appeal filed by or on behalf of the Company’s General Counsel, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.
Section 7.JUDICIAL PROCEEDINGS.
No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 5 and 6 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator or its delegate, unless any new evidence has since been uncovered following completion of the claims procedures described in Sections 5 and 6. In addition, any such judicial proceeding must be filed within one year after the claimant’s receipt of notification that his or her appeal was denied.
Section 8.GENERAL PROVISIONS.
8.1Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
8.2Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
8.3If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
8.4This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee dies while any amount would still be payable to such Eligible Employee hereunder (following a Qualifying Termination), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.
8.5The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
8.6The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
8.7Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
8.8The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent not preempted by ERISA or other applicable federal law, which shall otherwise control, this Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to its choice-of-law principles.
8.9The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
8.10All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
Section 9.NOTICE.
Except as expressly provided otherwise herein, any notice, demand, consent, authorization or other communication that any Eligible Employee is required or may desire to give to or make upon the Company pursuant to the Plan shall be in writing and shall be effective, valid and duly given and received if hand delivered or sent by overnight delivery service, by facsimile, computer mail or other electronic mail, or by regular mail, postage prepaid, addressed to:
Lyell Immunopharma, Inc.
Attention: General Counsel
201 Haskins Way
South San Francisco, CA 94080
E-mail: hturner@lyell.com
Notice so given shall be deemed given and received if (a) by mail, on the fourth day after posting; (b) by facsimile, computer mail or other electronic mail or personal delivery, on the date of actual transmission, with evidence of transmission acceptance or verification, or (as the case may be) personal or other delivery; and (c) by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

Section 10.ADDITIONAL INFORMATION.

Plan Name:	Lyell Immunopharma, Inc. Officer Severance Plan
Plan Sponsor:	Lyell Immunopharma, Inc. 201 Haskins Way South San Francisco, California 94080 (650) 695-0677
Identification Numbers:	EIN: 83-1300510
Plan Year:	Company’s Fiscal Year ending December 31
Plan Administrator:	Lyell Immunopharma, Inc. 201 Haskins Way South San Francisco, California 94080 (650) 695-0677
Agent for Service of
Legal Process:	Lyell Immunopharma, Inc. General Counsel 201 Haskins Way South San Francisco, California 94080 (650) 695-0677
Service of process may also be made upon the Plan Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by the Employer.

Section 11.STATEMENT OF ELIGIBLE EMPLOYEE ERISA RIGHTS.
As an Eligible Employee under the Plan, you have certain rights and protections under ERISA:
    (a)     You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resource Department.
    (b)     You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator at no charge.
    In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 5 and Section 6 above.)

    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     If you have any questions regarding the Plan, please contact the Plan Administrator or the Company’s General Counsel. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

SCHEDULE A
SCHEDULE OF SEVERANCE BENEFITS
1. If the Qualifying Termination occurs other than during the Change in Control Protection Period, the Severance Pay and Severance Period are as set forth in the table below.

Eligible Employee Tier Level	Severance Pay	Severance Period*
Tier I	12 months base salary and a pro-rated annual bonus for the year in which the termination of employment occurs (paid at target in proportion to the percentage of that year in which employed by the Company)	12 months
Tier II	9 months base salary	9 months
Tier III	6 months base salary	6 months

*Commences on the day immediately after the Termination Date
2. If the Qualifying Termination occurs during the Change in Control Protection Period, the Severance Pay, Severance Period, and Vesting Acceleration percentage are as follows:

Eligible Employee Tier Level	Severance Pay	Severance Period*	Vesting Acceleration Percentage
Tier I	12 months base salary, and any guaranteed or accrued bonus as of the Termination Date, and 100% of annual target bonus for year in which termination of employment occurs	12 months	100%
Tier II	12 months base salary and any guaranteed or accrued bonus as of the Termination Date	12 months	100%
Tier III	9 months base salary and any guaranteed or accrued bonus as of the Termination Date	9 months	100%

*Commences on the day immediately after the Termination Date

ANNEX A
RELEASE AND SEPARATION AGREEMENT
This Release and Separation Agreement (this “Agreement”) is made and entered into by and between Lyell Immunopharma, Inc. (the “Company”), and the undersigned employee (“Employee”). All capitalized terms used in this Agreement that are not defined herein shall have the same respective meanings as set forth in the Lyell Immunopharma, Inc. Officer Severance Plan, effective July 29, 2019, and amended and restated as of [____], 2022 (the “Severance Plan”).
RECITALS
WHEREAS, Employee’s employment with the Company terminates effective as of [Termination Date];
WHEREAS, the Company presented Employee with this Agreement on [________], 20[___] (the “Presentation Date”);
WHEREAS, the Parties wish to resolve fully and finally any and all matters between them including any potential disputes regarding Employee’s employment with the Company or the termination thereof; and
WHEREAS, in order to accomplish this end, the Parties wish to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and for other good and valuable consideration, including the consideration described in Section 3 of this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Separation and Effective Date. Employee’s last day of employment with the Company was [___________] (the “Separation Date”). [This Agreement shall become effective as of the execution date/This Agreement shall not become effective until the eighth (8th) day after Employee signs this Agreement without having exercised any legal right to revoke this Agreement prior to such date]1 (the “Effective Date”). No payments due to Employee under this Agreement shall be made or begin before the Effective Date.
2.Wage Acknowledgment. Employee acknowledges that, as of the Separation Date, Employee has been properly paid all wages, including bonus or incentive compensation, for all work performed for the Company.
3.Consideration.
a.In exchange for Employee timely signing and returning the Agreement to the Company [(and allowing the releases contained herein to become effective)]2, in each case following the Presentation Date, the release of claims in Section 4 below, the Company will provide Employee with the following amounts and benefits (the “Release Consideration”):
1 Note to Draft: If the employee is under 40, the Agreement is effective as of the day s/he signs. If the employee is over 40, s/he has 7 days to revoke the agreement.
2 Note to Draft: Only include for employees age 40+.
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i.[[INSERT SEVERANCE PAYMENT], less applicable taxes, withholdings and deductions (the “Cash Severance Payment”), to which Employee is not otherwise entitled, pursuant to the applicable timing set forth in Section 2.3 of the Plan]; and
ii.if Employee is eligible for and timely elects group health plan continuation coverage under COBRA, upon Employee’s submission to the Company of evidence of Employee’s and Employee’s dependents, if applicable, enrollment in COBRA, the Company will pay a portion of the Employee’s premiums for the Employee and the Employee’s dependents to continue group medical, vision and dental coverage under COBRA directly to the insurer or COBRA administrator, as applicable, until the earliest of: (A) the date that is [____] months following the Separation Date, (B) the date on which Employee and Employee’s eligible dependents, if applicable, become covered by the group health plan of a subsequent employer and (C) the expiration of Employee’s eligibility for continuation coverage under COBRA (the earliest of clauses (A), (B), and (C) the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by Employee and in effect on the Separation Date. The period of continued benefits under this paragraph shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.
Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits above without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu thereof, the Company will pay Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the monthly portion of the premium cost for group medical, vision and dental coverage as was borne by the Company under the level of coverage selected by Employee and in effect on the Separation Date, subject to applicable tax withholding (such amount, the “Special Severance Payment”), provided that any Special Severance Payments that otherwise would be payable prior to or on the Effective Date shall be paid in a single lump sum on the first regularly scheduled payroll date of the Company following the Effective Date, and any remaining Special Severance Payments will be paid in accordance with the schedule described above. Any Special Severance Payments will be made regardless of whether Employee elects COBRA continuation coverage.
iii. [one-hundred percent (100%) of Employee’s unvested equity awards outstanding as of the Separation Date which would otherwise become vested solely on the passage of time and Employee’s continued service to the Company (which, for the avoidance of doubt will not include any such Company equity awards that would otherwise become vested in whole or in part based on the attainment of performance conditions or targets, which awards will be subject to the terms of their underlying award agreements) shall become vested in full, and to the extent applicable, become immediately exercisable on the Effective Date.]3
3 Note to Draft: Exclude this provision if the individual is not entitled to vesting acceleration under the Plan.
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b.Employee understands, acknowledges, and agrees that these benefits exceed what Employee is otherwise entitled to receive upon Employee’s separation from employment with the Company, and are being given as consideration in exchange for executing this Agreement, including the general release contained herein.
c.Employee Representations. Employee specifically represents, warrants, and confirms that Employee: has read this Agreement and agrees to the conditions and obligations set forth in it; has been advised to consult with an attorney of Employee's choosing before signing this Agreement; has been advised, as required by California Government Code Section 12964.5(b)(4) that Employee has a right to consult an attorney regarding this Agreement and that Employee was given a reasonable time period not less than five (5) business days to do so; knowingly, freely, and voluntarily assents to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants; is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled; is not waiving or releasing rights or claims that may arise after Employee signs this Agreement; has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; and has not engaged in and is not aware of any unlawful conduct relating to the business of the Company.
4.General Release.
a.In exchange for the Release Consideration provided in this Agreement, Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company, Parent, and each of its and their Affiliates, predecessors, successors, parents, subsidiaries, and assigns, and each of its and their respective officers, directors, principals, shareholders, board members, committee members, insurers, employees, agents, and attorneys, in their corporate and individual capacities, (collectively, the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description, whether known or unknown, from the beginning of time through the Effective Date (the “Released Claims”).
b.The Released Claims include, but are not limited to,
i.Any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA) (regarding existing but not prospective claims), the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Employee Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, any claim under
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Title 20 of the State Government Article of the Maryland Annotated Code, the Washington Industrial Welfare Act (IWA), the Washington Law Against Discrimination (WLAD), the Washington Family Leave Act (FLA), the Washington Leave Law, the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the Washington Equal Pay Opportunity Act (EPOA), the Washington Fair Chance Act (FCA), and including all of their respective implementing regulations and any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;
ii.Any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or intentional infliction of emotional distress, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;
iii.Any and all claims for compensation of any type whatsoever, including but not limited to claims for wages, salary, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released; and
iv.Any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties.
Notwithstanding the foregoing, the Released Claims [and the ADEA Release in Section 6 (below)] specifically exclude: (i) any rights to workers’ compensation, unemployment, or disability benefits under applicable law; (ii) any rights to file an unfair labor practice charge under the National Labor Relations Act; (iii) any rights to vested benefits under ERISA, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (iv) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies; (v) any rights based on any violation of any federal, state, or local statutory or public policy entitlement that may not be waived under applicable law, such as claims for unemployment benefits and workers’ compensation; (vi) any rights to indemnification, advancement, or contribution; and (vi) any claim that is based on any act or omission that occurs after the date Employee delivers Employee’s signature on this Agreement to the Company.
5.Waiver of Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in Section 4. Accordingly, Employee expressly waives all rights under Section 1542 of the California Civil Code ("Section 1542") or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE
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AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Employee acknowledges that Employee may later discover claims or facts in addition to or different from those that Employee now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Employee waives any and all claims that might arise as a result of such different or additional claims or facts.
6.[Specific Release and Waiver of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, Employee irrevocably and unconditionally fully and forever waives, releases, and discharges the Company from any and all claims, whether known or unknown, from the beginning of time through the date of Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”) (the “ADEA Release”), as amended, and its implementing regulations. By signing this Agreement, Employee acknowledges and confirms that:
a.Employee has read this Agreement in its entirety and understands all of its terms;
b.Employee has been advised in writing to consult with an attorney of Employee's choosing before signing this Agreement;
c.Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;
d.Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;
e.Employee was given at least [twenty-one (21)/forty-five (45)]4 days to consider the terms of this Agreement and consult with an attorney of Employee's choice, although Employee may sign it sooner if desired;
f.Employee understands that Employee has seven (7) days after signing this Agreement to revoke the release in this Section by delivering written notice of revocation to [NAME] at the Company, [ADDRESS] by [    electronical mail or First Class mail] before the end of the seven (7) day period; and
g.Employee understands that the release in this Section does not apply to rights and claims that may arise after Employee signs this Agreement.]5
[specific information required to be provided to Employee under ADEA in connection with a group termination program is attached as Exhibit A.]6
7.No Admission of Liability. Nothing in this Agreement constitutes an admission of liability by the Company, any of the Released Parties or Employee concerning any aspect of Employee’s employment with or separation from the Company.
4 Note to Draft: Employees age 40+ must be given 21 days to sign. If the employee is entering into this agreement in connection with a group termination (which may be as few as two or more employees), s/he must be given 45 days to sign.
5 Note to Draft: Include this section only for employees age 40+.
6 Note to Draft: Include this language only for a group termination.
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8.Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, and files, work product, including any documents (in any recorded media, such as papers, computer disks and other data storage devices, copies, photographs, and maps) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, work product, or information relating in any way to the Company or the Company’s business on any personal computer, device, or account, Employee will return to the Company and then delete those files, data, or information (and will retain no copies in any form). Employee also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.
9.Cooperation. Employee agrees that after the Separation Date, Employee will reasonably cooperate with and assist the Company (a) to transition Employee's job duties on an as-needed basis by responding to reasonable requests for information and answering questions, and (b) with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make himself or herself available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section 9.
10.Nondisparagement. Employee agrees not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided however that:
a.Employee may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.
b.This provision and this Agreement do not prohibit or restrain Employee in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.
c.This provision and this Agreement do not limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).
d.This provision and this Agreement do not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
e.This provision and this Agreement do not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission; however, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights Employee may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement.
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f.This provision and this Agreement do not prohibit Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
11.Employee Invention Assignment and Confidentiality Agreement. Employee acknowledges and reaffirms Employee’s continuing obligations under the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) between Employee and the Company, which is incorporated herein by reference.
12.Section 409A. It is intended that payments and benefits under this Agreement not subject Employee to taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, this Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treas. Reg. §1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of Employee’s execution of the release described in Section 4, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. No interpretation or amendment of this Agreement shall require the Company to incur any additional costs or to reimburse Employee for any taxes or penalties that might be imposed upon the Employee as a result of Section 409A of the Code.
13.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect the validity of any other provisions hereof, which shall remain in full force and effect to continue to be binding on the Parties. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to affect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.
14.Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. The Employee shall not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
15.Third Party Beneficiaries. The Parties acknowledge and agree that each of the Released Parties, including, but not limited to, Parent and each of its Affiliates, is an intended third-party beneficiary of this Agreement and has the right to enforce and benefit from any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
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16.Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they are related in any way to the subject matter hereof or thereof, provided, however, that this Agreement shall not supersede the Employee’s obligations in the Employee’s Employment, Confidential Information and Invention Assignment Agreement with the Company, except to the extent that there is a conflict between such agreement and this Agreement, in which case the terms and conditions of this Agreement shall govern.
17.Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the state of the Employee’s residence on the Effective Date, without giving effect to its laws pertaining to conflict of laws. If any court or arbitrator of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
18.Amendment and Waiver. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment, waiver, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Waiver granted as to any one provision herein shall not constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
19.Counterparts. This Agreement may be executed electronically. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Photographic, computerized, electronic, PDF or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
20.Acknowledgment of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

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IN WITNESS WHEREOF, the Parties have entered into this Separation and Release of Claims Agreement on the date first above written.
Lyell Immunopharma, Inc.
By:
Name:
Title:
EMPLOYEE:

Name:
Date:
[Signature Page to Separation and Release of Claims Agreement]

Exhibit A
OWBPA Disclosures to General Release in Separation and Release Agreement
The Older Workers Benefit Protection Act (OWBPA) requires that employers provide specific information to employees who are 40 years of age or older and asked to execute a release of claims in connection with a group termination program. This document provides this information.
The class, unit, or group of individuals covered by the program includes [all employees/[SPECIFIC EMPLOYEE GROUP]] in the [OFFICE/DEPARTMENT/AREA] who will be [terminated/offered an exit incentive] [ANY TIME LIMITS APPLICABLE TO THE PROGRAM]. [All employees/[SPECIFIC EMPLOYEE GROUP]] in the [OFFICE/DEPARTMENT/AREA] are eligible for the program. [Eligibility factors include [ANY ELIGIBILITY FACTORS].] The following is a list of the ages and job titles of employees who were and were not selected for termination and offered consideration for signing a waiver:

JOB TITLE	AGE	SELECTED	NOT SELECTED